BUZZFEED, INC. REPORTS Q4 AND FULL YEAR 2025 RESULTS
NEW YORK – (March 12, 2026) – BuzzFeed, Inc.’s (“BuzzFeed” or the “Company”) (Nasdaq: BZFD) fourth quarter and full year (ended December 31, 2025) financial results were in line with its outlook shared in November. In 2025, BuzzFeed grew programmatic advertising by 7% year over year, expanded its studio business with three feature films, and advanced product innovation in key areas.
“We believe there is a gap between the value of our individual assets and our market capitalization that suggests significant unrecognized upside,” said Jonah Peretti, BuzzFeed Founder & CEO. “In 2026, our focus is demonstrating the value of our brands, Studio IP, and new AI apps to the market, and we’re actively exploring strategic options to close that value gap.”
“We’re engaged in strategic conversations to unlock the value Jonah described and remedy the liquidity challenges we currently face, which are described in detail below,” said Matt Omer, BuzzFeed CFO. “Three years ago we had over $180 million in debt —we’ve reduced that by more than 65%. While we’ve significantly reduced operating costs and real estate obligations, we’re still facing legacy commitments that are burdening the business. We’re exploring strategic options to complete the work we started years ago and position the Company to operate profitably on a sustainable basis.”
2025 Full Year Financial and Operational Highlights for Continuing Operations1
●BuzzFeed delivered Full Year 2025 revenues of $185.3 million, declining 2.4% compared to 2024.
○Advertising revenue declined 2.8% year-over-year to $91.7 million.
●Programmatic advertising grew 7.4% year-over-year to $69.6 million, demonstrating strength in scalable, tech-enabled advertising.
○Content revenue increased 9.4% year-over-year to $37.0 million.
●Studio revenue nearly tripled to $16.1 million reflecting the delivery of three feature films during the year plus contributions from micro-dramas.
○Commerce and other revenue declined 8.3% year-over-year to $56.5 million.
●Affiliate commerce declined 6.9% to $55.5 million, primarily reflecting changes in supplemental bonus structures from our partners.
●Net loss from continuing operations was $57.3 million, compared to a net loss from continuing operations of $34.0 million in 2024, which reflects a $30.2 million non-cash goodwill impairment charge driven by a sustained decline in share price.
●Adjusted EBITDA2 improved 61.4% to $8.8 million positive Adjusted EBITDA for the full year, an increase of $3.3 million from 2024.
●In 2025, audience Time Spent3 with our content totaled 276.5 million hours, reflecting a 7.2% decline compared to 2024 —which included elevated engagement of the presidential election cycle.
Fourth Quarter 2025 Financial and Operational Highlights for Continuing Operations
●BuzzFeed delivered Q4 revenues of $56.5 million, increasing 0.6% compared to the fourth quarter of 2024.
○Advertising revenue increased 0.5% to $25.6 million.
1 The historical financial results of Complex Networks and First We Feast (both sold in 2024) have been reflected as discontinued operations in our consolidated financial statements. Amounts presented throughout this press release are on a continuing operations basis.
2 As used throughout, Adjusted EBITDA is a non-GAAP financial measure. Refer to “Non-GAAP Financial Measures” below for a description of how it is calculated and the tables at the back of this earnings release for a reconciliation of our GAAP and non-GAAP results.
3 Refer to the definition of “Time Spent” below.

●Programmatic advertising increased 2.1% year-over-year to $18.4 million.
○Content revenue increased 55.7% year-over-year to $14.7 million.
●Studio revenue grew to $7.3 million, reflecting the recognition of two feature films during the period plus contributions from micro-dramas.
○Commerce and other revenue decreased 23.7% year-over-year to $16.3 million.
●Affiliate commerce declined 22.7% to $16.1 million, primarily driven by a decline in supplemental bonuses from affiliate partners as they refine commission structures.
●Net loss from continuing operations was $26.8 million, compared to net loss from continuing operations of $4.1 million in the fourth quarter of 2024, reflecting a $30.2 million non-cash goodwill impairment charge.
●Adjusted EBITDA for Q4 2025 was $12.0 million, compared to Adjusted EBITDA of $10.9 million in the fourth quarter of 2024.
●Time Spent in Q4 2025 declined approximately 11.3% year-over-year to 70.3 million hours. This was largely expected as Q4 2024 saw elevated engagement during the presidential election cycle.
Business and Content Highlights
●BuzzFeed, the Company’s largest brand, maintained its position as the #1 brand in total U.S. time spent in its competitive set4, reaching 42.4 million hours in Q4 2025 — up 14% from Q3, and 9% year-over-year. This significantly outpaced second-place People at 32.0 million hours for Q4 2025.
●HuffPost generated 16.6 million hours in total U.S. time spent in Q4 2025, significantly outperforming competitors including The New Yorker (3.7 million hours), Vanity Fair (3.0 million hours), New York Magazine (2.5 million hours), Vox.com (1.4 million hours), and Bustle.com (0.9 million hours).
●Direct traffic and internal traffic (including direct visits, internal referrals, and app page views) continued to account for a majority of traffic on BuzzFeed.com, strengthening audience connection and reducing platform dependency.
●Studio business delivered three feature films in 2025, significantly expanding BuzzFeed’s IP portfolio and demonstrating the scalability of the content business.
Full Year 2026 Financial Outlook
As we evaluate strategic opportunities, we’re withholding 2026 guidance at this time. We expect to provide an update on both our strategic direction and financial outlook in the coming quarters.
Quarterly Conference Call
BuzzFeed’s management team will hold a conference call to discuss our fourth quarter and full year 2025 results today, March 12, at 5 PM ET. The call will be available via webcast at investors.buzzfeed.com under the heading News and Events, and parties interested in participating must register in advance at the same location. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique PIN that can be used to access the call. While it is not required, it is recommended you join 5 minutes prior to the event start time. A replay of the call will be made available at the same URL.
We have used, and intend to continue to use, the Investor Relations section of our website at investors.buzzfeed.com as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD.
4 Competitive set includes People.com brand, Condé Nast Digital Group, Vox Media Group, Vogue.com, and Bustle.com

Definitions
BuzzFeed reports revenues across three primary business lines: Advertising, Content, and Commerce and other. The definition of “Time Spent” is also set forth below.
●Advertising revenues are primarily generated from advertisers, both programmatically and directly, for ads distributed against our editorial and news content, including display, pre-roll and mid-roll video products. We distribute these ad products across our owned and operated sites as well as third-party platforms, primarily YouTube and Apple News.
●Content revenues are primarily generated from clients for custom assets, including both long-form and short-form content, from branded quizzes to Instagram takeovers to sponsored content. Studio generally includes revenue from films, micro-dramas, content licensing, TV projects, and other projects inspired by BuzzFeed IP.
●Commerce and other revenues consist primarily of affiliate commissions earned on transactions initiated from our editorial shopping content. Revenues from our product licensing businesses are also included here.
●Time Spent captures the time audiences spend engaging with our content across our owned and operated sites, as well as YouTube and Apple News, as measured by Comscore. This metric excludes time spent with our content on platforms for which we have minimal advertising capabilities that contribute to our Advertising revenues, including Instagram, TikTok, Facebook, Snapchat, and X (formerly Twitter). There are inherent challenges in measuring the total actual number of hours spent with our content across all platforms; however, we consider the data reported by Comscore to represent industry-standard estimates of the time actually spent on our largest distribution platforms with our most significant monetization opportunities.
About BuzzFeed, Inc.
BuzzFeed, Inc. is home to the best of the Internet. Across pop culture, entertainment, shopping, food and news, our brands drive conversation and inspire what audiences watch, read, and buy now — and into the future. Born on the Internet in 2006, BuzzFeed is committed to making it better: providing trusted, quality, brand-safe news and entertainment to hundreds of millions of people; making content on the Internet more inclusive, empathetic, and creative; and inspiring our audience to live better lives.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and represent key metrics used by management and our board of directors to measure the operational strength and performance of our business, to establish budgets, and to develop operational goals for managing our business. We define Adjusted EBITDA as net loss from continuing operations, excluding the impact of net (loss) income attributable to noncontrolling interests, income tax provision, interest expense, net, other expense, net, depreciation and amortization, stock-based compensation, change in fair value of warrant liabilities, restructuring costs, impairment expense, transaction-related costs, certain litigation costs, amortization of capitalized interest for content, and other non-cash and non-recurring items that management believes are not indicative of ongoing operations. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue for the same period.
We believe Adjusted EBITDA and Adjusted EBITDA margin are relevant and useful information for investors because they allow investors to view performance in a manner similar to the method used by our management. There are limitations to the use of Adjusted EBITDA and Adjusted EBITDA margin, and our Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA and Adjusted EBITDA margin should not be considered a substitute for measures prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures to the most directly comparable financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data.
Liquidity and Going Concern
There is substantial doubt about the Company’s ability to continue as a going concern. Based on the Company’s liquidity position as of December 31, 2025 and our current forecast of operating results and cash flows, in the absence of any of the Company’s plans to address our capital needs, we anticipate that we will not have sufficient resources to fund our cash obligations for the next 12 months following the date of our Annual Report on Form 10-K with the Securities and Exchange Commission, which we anticipate filing on March 16, 2026.
The Company’s principal sources of liquidity are our cash and cash equivalents and cash generated from continuing operations. Our cash and cash equivalents consist of demand deposits with financial institutions and investments in money market funds.
Our financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.
Since its inception, the Company has generally incurred significant losses and used net cash flows from operations to grow its owned and operated properties and its iconic brands. During the year ended December 31, 2025, the Company incurred a net loss of $57.3 million and used net cash flows from operations of $18.7 million. Additionally, as of December 31, 2025, the Company had unrestricted cash and cash equivalents of $8.5 million and an accumulated deficit of $679.6 million.
The Company’s current restricted cash balance of $15.8 million relates to funds held in Company-owned deposit accounts that are pledged as collateral for the Company’s existing letters of credit and, upon the expiration of certain of these letters of credit, approximately $15.0 million is required to be paid to its lenders under the Credit Agreement, dated as of May 23, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which also includes a $5.0 million minimum cash covenant.
Under the Credit Agreement, the Company secured a $40.0 million asset-backed loan and, in a subsequent amendment, borrowed an incremental $5.0 million, and therefore $45.0 million of aggregate principal amount of indebtedness associated with the Credit Agreement remains outstanding as of today, March 12, 2026. $5.0 million was due under the Credit Agreement on February 20, 2026 (a due date that has been further extended through April 30, 2026, as will be further described in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission).
Forward-Looking Statements
Certain statements in this press release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Our forward-looking statements include, but are not limited to, statements regarding our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “affect,” “anticipate,” “believe,” “can,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: (1) macroeconomic factors including: adverse economic conditions in the United States and globally, including the potential onset of recession; actual or potential government shutdowns or failure to raise the U.S. federal debt ceiling; current global supply chain disruptions; the ongoing conflicts in the Middle East and between Russia and Ukraine and any related sanctions and geopolitical tensions, and further escalation of trade tensions between the U.S. and its trading partners; tariffs; the inflationary environment; and the competitive labor market; (2) developments relating to our competitors and the digital media industry, including overall demand of advertising in the markets in which we operate; (3) demand for our products and services or changes in traffic or engagement with our brands and content; (4) changes in the business and competitive environment in which we and our current and prospective partners and advertisers operate; (5) our future capital requirements, including, but not limited to, our ability to obtain additional capital in the future, any restrictions imposed by, or commitments under, agreements governing any future indebtedness, and any restrictions on our ability to access our cash and cash equivalents; (6) developments in the law and government regulation, including, but not limited to, revised foreign content and ownership regulations, and the outcomes of legal proceedings, regulatory disputes, or governmental investigations to which we are subject; (7) the benefits of our restructuring; (8) our success divesting of companies, assets, or brands we sell, or in integrating and supporting the companies we acquire; (9) our success in launching new products or platforms, including any new social media platform; (10) technological developments including artificial intelligence; (11) our success in retaining or recruiting, or changes required in, officers, other key employees or directors; (12) use of content creators and on-camera talent and relationships with third parties managing certain of our branded operations outside of the United States; (13) the security of our information technology systems or data; (14) disruption in our service, or by our failure to timely and effectively scale and adapt our existing technology and infrastructure; (15) our ability to maintain the listing of our Class A common stock and warrants on The Nasdaq Stock Market LLC; and (16) those factors described under the sections entitled “Risk Factors” in the Company’s annual and quarterly filings with the Securities and Exchange Commission.
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
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Contacts
Media Contact: juliana.clifton@buzzfeed.com
Investor Relations Contact: investors@buzzfeed.com

BUZZFEED, INC.
Financial Highlights
(Unaudited, dollars in thousands)

	Three Months Ended December 31,		% Change	Year Ended December 31,		% Change
	2025	2024		2025	2024
Advertising	$25,559	$25,427	1%	$91,685	$94,362	(3)%
Content	14,715	9,449	56%	37,045	33,875	9%
Commerce and other	16,260	21,319	(24)%	56,536	61,650	(8)%
Total revenue	$56,534	$56,195	1%	$185,266	$189,887	(2)%
(Loss) income from continuing operations	$(24,692)	$3,949	NM	$(47,886)	$(23,535)	(103)%
Net loss from continuing operations	$(26,820)	$(4,144)	NM	$(57,334)	$(33,956)	(69)%
Adjusted EBITDA	$11,954	$10,931	9%	$8,797	$5,451	61%

NM: Not Meaningful

BUZZFEED, INC.
Consolidated Balance Sheets
(Unaudited, dollars and shares in thousands, except per share amounts)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$8,465	$22,373
Restricted cash	15,750	—
Accounts receivable (net of allowance for doubtful accounts of $683 and $1,039 as at December 31, 2025 and 2024, respectively)	45,496	48,944
Prepaid expenses and other current assets	16,411	13,294
Total current assets	86,122	84,611
Property and equipment, net	4,504	6,195
Right-of-use assets	23,002	28,562
Capitalized software costs, net	24,245	22,653
Intangible assets, net	10,167	11,751
Goodwill	13,105	43,304
Film costs, net	19,397	1,712
Noncurrent restricted cash	3,524	16,275
Prepaid expenses and other assets	4,073	6,335
Total assets	$188,139	$221,398

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$19,548	$14,251
Accrued expenses	12,411	18,881
Deferred revenue	7,405	555
Accrued compensation	8,305	11,668
Current lease liabilities	12,706	22,084
Current debt	30,524	25,518
Other current liabilities	4,319	3,879
Total current liabilities	95,218	96,836
Noncurrent lease liabilities	14,725	15,138
Debt	27,861	—
Warrant liabilities	—	1,778
Other liabilities	250	704
Total liabilities	138,054	114,456

Commitments and contingencies

Stockholders’ equity
Class A Common stock, 0.0001 par value; 700,000 shares authorized; 37,857 and 37,025 shares issued; 36,030 and 37,025 shares outstanding at December 31, 2025 and 2024, respectively	3	3
Class B Common stock, $0.0001 par value; 20,000 shares authorized; 1,343 and 1,343 shares issued and outstanding at December 31, 2025 and 2024, respectively	1	1
Treasury stock, at cost, 1,827 and 0 shares at December 31, 2025 and 2024, respectively	(3,332)	—
Additional paid-in capital	735,992	730,369
Accumulated deficit	(679,588)	(621,864)
Accumulated other comprehensive loss	(3,715)	(3,735)
Total BuzzFeed, Inc. stockholders’ equity	49,361	104,774
Noncontrolling interests	724	2,168
Total stockholders’ equity	50,085	106,942
Total liabilities and stockholders’ equity	$188,139	$221,398

BUZZFEED, INC.
Consolidated Statements of Operations
(Unaudited, dollars and shares in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024	2025	2024
Revenue	$56,534	$56,195	$185,266	$189,887
Costs and Expenses
Cost of revenue, excluding depreciation and amortization	29,090	27,915	110,151	105,065
Sales and marketing	3,311	3,783	15,755	19,729
General and administrative	12,648	13,628	50,426	58,627
Research and development	2,377	2,323	10,793	10,855
Depreciation and amortization	3,601	4,597	15,828	19,146
Impairment expense	30,199	—	30,199	—
Total costs and expenses	81,226	52,246	233,152	213,422
(Loss) income from continuing operations	(24,692)	3,949	(47,886)	(23,535)
Other expense, net	(517)	(5,443)	(4,878)	(1,605)
Interest expense, net	(1,634)	(1,595)	(5,713)	(6,782)
Change in fair value of warrant liabilities	342	(790)	1,529	(1,372)
Loss from continuing operations before income taxes	(26,501)	(3,879)	(56,948)	(33,294)
Income tax provision	319	265	386	662
Net loss from continuing operations	(26,820)	(4,144)	(57,334)	(33,956)
Net income from discontinued operations, net of tax	—	35,224	—	24,028
Net (loss) income	(26,820)	31,080	(57,334)	(9,928)
Less: net (loss) income attributable to the noncontrolling interests	(22)	49	390	168
Net (loss) income attributable to BuzzFeed, Inc.	$(26,798)	$31,031	$(57,724)	$(10,096)
Net loss from continuing operations attributable to holders of Class A and Class B common stock:
Basic and diluted	$(26,798)	$(4,193)	$(57,724)	$(34,124)
Net loss from continuing operations per Class A and Class B common share:
Basic and diluted	$(0.72)	$(0.11)	$(1.53)	$(0.91)
Weighted average common shares outstanding:
Basic and diluted	37,386	38,200	37,835	37,386

BUZZFEED, INC.
Consolidated Statements of Cash Flows
(Unaudited, USD in thousands)

	For the Year Ended December 31,
	2025	2024	2023
Operating activities:
Net loss	$(57,334)	$(9,928)	$(89,322)
Less: net (income) loss from discontinued operations, net of tax	—	(24,028)	33,610
Net loss from continuing operations	(57,334)	(33,956)	(55,712)
Adjustments to reconcile net loss from continuing operations to cash used in operating activities:
Depreciation and amortization	15,828	19,146	20,333
Unrealized gain on foreign currency	(1,225)	(872)	(1,088)
Stock based compensation	5,820	5,531	5,282
Change in fair value of warrants	(1,529)	1,372	11
Change in fair value of derivative liability	—	—	(180)
Amortization of debt discount and deferred issuance costs	7,140	6,086	1,766
Deferred income tax	88	(304)	3,236
Loss (gain) on disposition of assets	800	(1,250)	(175)
Loss on investment	—	—	3,500
Provision for doubtful accounts	(356)	(385)	(581)
Impairment expense	30,199	—	—
Noncash lease expense	17,473	18,123	20,017
Changes in operating assets and liabilities:
Accounts receivable	4,419	25,816	40,568
Prepaid expenses and other current assets and prepaid expenses and other assets	(224)	6,129	6,284
Film costs	(18,525)	(5)	(1,707)
Accounts payable	5,156	(30,464)	19,149
Accrued compensation	(3,888)	(474)	(18,257)
Accrued expenses, other current liabilities and other liabilities	(7,393)	3,288	(12,619)
Lease liabilities	(21,535)	(22,222)	(23,421)
Deferred revenue	6,338	(1,245)	(7,098)
Cash used in operating activities from continuing operations	(18,748)	(5,686)	(692)
Cash used in operating activities from discontinued operations	—	(14,993)	(5,411)
Cash used in operating activities	(18,748)	(20,679)	(6,103)

Investing activities:
Capital expenditures	(1,958)	(691)	(964)
Capitalization of internal-use software	(12,394)	(12,078)	(13,934)
Business combinations, net of cash acquired	(233)	—	—
Proceeds from sale of asset	525	350	175
Cash used in investing activities from continuing operations	(14,060)	(12,419)	(14,723)
Cash provided by investing activities from discontinued operations	—	191,075	—

	For the Year Ended December 31,
	2025	2024	2023
Cash (used in) provided by investing activities	(14,060)	178,656	(14,723)

Financing activities:
Borrowings from Term Loan	43,975	—	—
Borrowings from film financing arrangements	13,638	—	—
Proceeds from co-financing arrangements for feature films	5,089	—	—
Borrowings on revolving credit facility	—	—	2,128
Payment on Convertible Notes	(30,000)	(120,000)	—
Payment of consent solicitation fees	(2,089)	(900)	—
Payment of film financing arrangements for feature films	(2,631)	—	—
Payment on revolving credit facility	—	(33,837)	(1,796)
Payment of early termination fee for revolving credit facility	—	(500)	—
Payment of Term Loan's debt issuance costs	(754)	—	—
Repurchase of common stock	(3,332)	—	—
Proceeds from exercise of stock options	16	1	29
Payment for shares withheld for employee taxes	(224)	(394)	(451)
Proceeds from the issuance of common stock in connection with the at-the-market offering, net of issuance costs	(175)	1,030	902
Distributions to noncontrolling interests	(1,923)	—	—
Cash provided by (used in) financing activities	21,590	(154,600)	812
Effect of currency translation on cash and cash equivalents	309	(366)	(123)
Net (decrease) increase in cash and cash equivalents	(10,909)	3,011	(20,137)
Cash and cash equivalents and restricted cash at beginning of year	38,648	35,637	55,774
Cash and cash equivalents and restricted cash at end of year	$27,739	$38,648	$35,637

BUZZFEED, INC.
Reconciliation of GAAP to Non-GAAP
(Unaudited, USD in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net loss from continuing operations	$(26,820)	$(4,144)	$(57,334)	$(33,956)
Income tax provision	319	265	386	662
Interest expense, net	1,634	1,595	5,713	6,782
Other expense, net	517	5,443	4,878	1,605
Depreciation and amortization	3,601	4,597	15,828	19,146
Stock-based compensation	1,457	1,438	5,820	5,531
Change in fair value of warrant liabilities	(342)	790	(1,529)	1,372
Restructuring[1]	45	—	3,492	3,179
Impairment expense[2]	30,199	—	30,199	—
Transaction-related costs[3]	1,089	497	1,089	680
Litigation costs[4]	—	450	—	450
Amortization of capitalized interest for content[5]	255	—	255	—
Adjusted EBITDA	$11,954	$10,931	$8,797	$5,451
Adjusted EBITDA margin	21.1%	19.5%	4.7%	2.9%
Net loss from continuing operations as a percentage of revenue[6]	(47.4)%	(7.4)%	(30.9)%	(17.9)%

(1) We exclude restructuring expenses from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparison to our past operating performance.
(2) Reflects a non-cash goodwill impairment expense recorded during the year ended December 31, 2025.
(3) Reflects transaction-related costs and other items which are either not representative of our underlying operations or are incremental costs that result from an actual or contemplated transaction and include professional fees, integration expenses, and certain costs related to integrating and converging IT systems. For the year ended December 31, 2025, these represent the write-off of deferred offering costs that we determined were no longer recoverable.
(4) Reflects costs related to litigation that are outside the ordinary course of our business. We believe it is useful to exclude such charges because we do not consider such amounts to be part of the ongoing operations of our business and because of the singular nature of the claims underlying the matter.
(5) Reflects the non-cash amortization of interest costs that were capitalized as part of capitalized film costs; this add-back aligns the treatment of capitalized interest with the exclusion of interest expense from Adjusted EBITDA.
(6) Net loss from continuing operations as a percentage of revenue is included as the most comparable GAAP measure to Adjusted EBITDA margin, which is a Non-GAAP measure.